Exhibit 99.1

Wyndham Destinations Reports Fourth Quarter and Full-Year 2018 Results;
Increases Dividend 10% and Provides Full-Year 2019 Projections

ORLANDO, Fla. (February 26, 2019) — Wyndham Destinations, Inc. (NYSE:WYND), the world's largest vacation ownership and exchange company, today reported fourth quarter and full-year 2018 financial results for the period ended December 31, 2018. Highlights include:

•	Fourth quarter net revenue increased 3% to $956 million and gross VOI sales increased 5% to $564 million

•
Due to favorable tax adjustments in 2017 related to U.S. tax reform, fourth quarter income from continuing operations decreased 76% to $106 million and diluted EPS from continuing operations decreased 75% to $1.10

•	Further adjusted EBITDA[1] increased 3% to $240 million in the fourth quarter

•	Further adjusted diluted EPS[1] for the quarter increased 14% to $1.27

•	Delivered full year net cash provided by operating activities from continuing operations of $292 million and further adjusted free cash flow[1] of $580 million

•	Repurchased 2.6 million shares of common stock for $100 million in the fourth quarter and an additional $40 million through February 25

•	Full-year 2019 Adjusted EBITDA is projected to be between $995 million and $1,015 million

•	The Board of Directors authorized a 10% increase in the quarterly dividend to $0.45 per share

Michael D. Brown, president and chief executive officer of Wyndham Destinations, noted, "We are very pleased with our fourth quarter and full-year results. We continue to make progress against our strategic objectives which delivered 6% growth in full-year gross VOI sales and a 240 basis point improvement in our new owner mix, all while preserving margins. Our industry leading margins combined with a capital efficient business model helped generate strong free cash flows and provide strong returns for shareholders."

"As we begin 2019, our priorities remain the same — delivering great vacations and countless memories for our owners and members while providing strong returns for our shareholders. Since the spin-off through today, we have returned $385 million of capital to shareholders in the form of dividends and share repurchases."

Results From Continuing Operations

Fourth Quarter 2018 — During the fourth quarter of 2018, reported revenues, income from continuing operations and income from continuing operations per diluted share were $956 million, $106 million and $1.10, respectively. This compared to reported revenues of $931 million, income from continuing operations of $444 million and income from continuing operations per diluted share of $4.36 in the

1. This press release includes Adjusted EBITDA, further adjusted earnings measures and Free Cash Flow, which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Presentation of Financial Information" section and the financial statement tables for the definitions of these non-GAAP measures and the reconciliation of these measures for the reported periods to their respective most directly comparable financial measures calculated in accordance with GAAP.

fourth quarter of 2017. Total fourth quarter 2018 adjusted EBITDA from continuing operations increased 8% to $241 million, primarily driven by an increase in gross VOI sales and cost savings initiatives.

Full-Year 2018 — During the full-year of 2018, reported revenues, income from continuing operations and income from continuing operations per diluted share were $3.9 billion, $266 million and $2.68, respectively. This compared to reported revenues of $3.8 billion, income from continuing operations of $646 million and income from continuing operations per diluted share of $6.22 in 2017. The year-over-year decrease in income from continuing operations was due to a $407 million tax benefit in 2017 due to the U.S. Tax Cuts and Jobs Act. Total full-year 2018 adjusted EBITDA from continuing operations increased 7% to $942 million, primarily driven by an increase in gross VOI sales and cost savings initiatives.

Company Results — Further Adjusted

Further adjusted results are presented as if Wyndham Hotels & Resorts were separated from Wyndham Destinations and the sale of the European rentals business was completed for all periods presented.

During the fourth quarter of 2018, further adjusted net income was $123 million and further adjusted diluted earnings per share (EPS) was $1.27. Further adjusted EBITDA was $240 million, compared to $234 million in the fourth quarter of 2017. The Company's guidance range was $235 million to $243 million.

Full-year 2018 further adjusted net income was $480 million and further adjusted diluted EPS was $4.84. Further adjusted EBITDA was $957 million, compared to $914 million in the full-year of 2017. The Company's guidance range was $952 million to $960 million.

Business Segment Results

Vacation Ownership

$ in millions	Q4 2018	Q4 2017	change	FY 2018	FY 2017	change
Revenue	$765	$729	5%	$3,016	$2,881	5%
Adjusted EBITDA	$201	$203	(1)%	$731	$709	3%
Further Adjusted EBITDA	$201	$197	2%	$721	$684	5%

During the fourth quarter, Vacation Ownership revenues increased 5%, primarily due to a 5% increase in gross vacation ownership interest (VOI) sales of $564 million. Tours increased 2% year-over-year and Volume Per Guest (VPG) increased 3%.

Further adjusted EBITDA increased 2% to $201 million, due to revenue growth of 5% and partially offset by higher product costs in the fourth quarter of 2018, compared to the same period in 2017.

Consumer finance gross receivables grew 5% year-over-year to $3.8 billion. The provision for loan loss as a percentage of gross VOI sales, net of fee-for-service sales, was 19.3% at the end of the fourth quarter of 2018. The provision for loan loss increased to $106 million, with the $5 million year-over-year increase primarily due to higher gross VOI sales volume.

Exchange & Rentals

$ in millions	Q4 2018	Q4 2017	change	FY 2018	FY 2017	change
Revenue	$191	$202	(5)%	$918	$927	(1)%
Adjusted EBITDA	$50	$46	9%	$278	$268	4%
Further Adjusted EBITDA	$50	$46	9%	$278	$268	4%

During the fourth quarter, Exchange & Rentals revenues decreased 5%, primarily due to a 7% decline in exchange revenue per member. The decline in exchange revenue per member was due to lower other product revenue, inventory supply challenges, and negative impacts of member mix, exacerbated by economic headwinds in Latin America.

Further adjusted EBITDA increased $4 million, or 9%, primarily driven by cost savings initiatives.

Balance Sheet and Liquidity

Net Debt — As of December 31, 2018, the Company's leverage ratio was 2.8x, within the Company's target range of 2.25x to 3.0x. The Company had $2.9 billion of corporate debt outstanding, which excluded $2.4 billion of non-recourse debt related to its securitized notes receivable. Additionally, the Company had cash and cash equivalents of $218 million. Refer to Table 9 for definitions of net debt and leverage ratio.

Cash Flow — For the full-year 2018, net cash provided by operating activities from continuing operations was $292 million, compared to $500 million in the prior year. Further adjusted free cash flow from continuing operations was $580 million and $500 million for the same periods, respectively, primarily due to increased securitization activity.

Share Repurchases — During the fourth quarter of 2018, the Company repurchased 2.6 million shares of common stock for $100 million at a weighted average price of $38.73 per share. As of December 31, 2018, the Company had $816 million remaining in its share repurchase authorization. Subsequent to the end of the fourth quarter, the Company repurchased an additional $40 million of shares through February 25.

Dividend — The Company announced a cash dividend of $0.41 per share on November 14, 2018, which was paid on December 28, 2018 to shareholders of record as of December 14, 2018. Subsequent to the end of the fourth quarter, the Company's Board of Directors authorized a 10% increase in the quarterly cash dividend to $0.45 per share, beginning with the dividend that is expected to be declared in the first quarter of 2019.

Securitizations — In October, the Company closed a $350 million Sierra term securitization with a weighted average coupon of 4.02% and an advance rate of 98%. In December, the Company closed a $279 million private transaction with a weighted average coupon of 4.73% and an advance rate of 70%. The December transaction leveraged receivables that are not eligible for the Company's normal public transactions.

Other

Wyndham Vacation Rentals — The Company has decided to explore strategic alternatives for Wyndham Vacation Rentals, North America’s largest professionally managed vacation rental business.

Outlook

The Company is providing its full-year 2019 guidance as follows:

•	Adjusted EBITDA of $995 million to $1,015 million

•	Adjusted net income of $493 million to $513 million

•	Adjusted diluted EPS of $5.15 to $5.35, based on a diluted share count of 96 million, which assumes no future share repurchases

This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Please refer to Table 8 for further information.

Conference Call Information
Wyndham Destinations will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investor.wyndhamdestinations.com, or by dialing 877-876-9173, passcode WYND, 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for five days beginning at 12:00 p.m. ET today at 800-695-0671.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as adjusted EBITDA and free cash flow, which include or exclude certain items. The Company utilizes non-GAAP measures, defined in Table 9, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. The Company is also presenting non-GAAP results on a further adjusted basis as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release. See definitions at the end of this press release for an explanation of our non-GAAP measures.

About Wyndham Destinations
Wyndham Destinations (NYSE:WYND) believes in putting the world on vacation. As the world’s largest vacation ownership and exchange company, Wyndham Destinations offers everyday travelers the opportunity to own, exchange or rent their vacation experience while enjoying the quality, flexibility and value that Wyndham delivers. The company’s global presence in approximately 110 countries means more vacation choices for its more than four million members and owner families: Wyndham’s more than 220 vacation club resorts, which offer a contemporary take on the timeshare model, with signature brands including CLUB WYNDHAM®, WorldMark® by Wyndham, Margaritaville Vacation Club® by Wyndham, and Shell Vacations Club; 4,300+ affiliated resorts through RCI, the world’s leader in vacation exchange; and over 9,000 rental properties from coast to coast through Wyndham Vacation Rentals, North America’s largest professionally managed vacation rental business. Year-after-year, a worldwide team of more than 24,000 associates delivers exceptional vacation experiences to families around the globe as they make memories to last a lifetime. At Wyndham Destinations, our world is your destination. Learn more at wyndhamdestinations.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham Destinations makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "intend," "goal," "future," "outlook," "guidance," "target," "projection," "estimate" and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Destinations to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Destinations’ current views and expectations with respect to its future performance and operations (including the statements in the “Outlook” section of this press release). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include without limitation general economic conditions, the performance of the financial and credit markets, the economic environment for the timeshare industry, the impact of war, terrorist activity or political strife, operating risks associated with the vacation ownership and vacation exchange and rentals businesses, uncertainties related to our ability to realize the anticipated benefits of the spin-off of Wyndham Hotels & Resorts, Inc. or the divestiture of our European vacation rentals business, unanticipated developments related to the impact of the spin-off, the divestiture of our European vacation rentals business and related transactions on our relationships with our customers, suppliers, employees and others with whom we have relationships, unanticipated developments resulting from possible disruption to our operations resulting from the spin-off and the divestiture of our European vacation rentals business, the timing and amount of future dividends and share repurchases, as well as those factors described in our Annual Report on Form 10-K, filed with the SEC on February 26, 2019, Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2018, and subsequently filed periodic filings with the Securities and Exchange Commission. Except as required by law, Wyndham Destinations undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Investor and Media Contacts
Christopher Agnew
Vice President, Investor Relations
(407) 626-4050
Christopher.Agnew@wyn.com

Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@wyn.com

Wyndham Destinations
Table of Contents

Table Number

1.	Consolidated Statements of Income (Unaudited)

2.	Summary Data Sheet

3.	Operating Statistics

4.	Revenue by Reportable Segment

5.	Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to Further Adjusted EBITDA to Further Adjusted Net Income From Continuing Operations

6.	Non-GAAP Measure: Reconciliation of Gross VOI Sales

7.	Non-GAAP Measure: Reconciliation of Free Cash Flows and Further Adjusted Free Cash Flows

8.	2019 Guidance

9.	Definitions

Table 1

Wyndham Destinations
Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net revenues
Vacation ownership interest sales	$446	$422	$1,769	$1,684
Service and membership fees	366	374	1,611	1,599
Consumer financing	128	120	491	463
Other	16	15	60	60
Net revenues	956	931	3,931	3,806

Expenses
Operating	390	398	1,642	1,636
Cost of vacation ownership interests	53	35	183	150
Consumer financing interest	26	19	88	74
Marketing	145	133	609	546
General and administrative	109	143	513	580
Separation and related costs	25	10	223	26
Asset impairments	—	65	(4)	205
Restructuring	16	—	16	14
Depreciation and amortization	33	36	138	136
Total expenses	797	839	3,408	3,367

Operating income	159	92	523	439
Other (income), net	(4)	(4)	(38)	(28)
Interest expense	41	42	170	155
Interest (income)	(2)	(2)	(5)	(6)
Income before income taxes	124	56	396	318
Provision/(benefit) for income taxes	18	(388)	130	(328)
Income from continuing operations	106	444	266	646
Income (loss) from discontinued operations, net	2	(28)	(50)	209
Income on disposal of discontinued operations, net	4	—	456	—
Net income	112	416	672	855
Net income attributable to noncontrolling interest	—	—	—	(1)
Net income attributable to Wyndham Destinations shareholders	$112	$416	$672	$854

Basic earnings per share
Continuing operations	$1.10	$4.40	$2.69	$6.26
Discontinued operations	0.06	(0.28)	4.11	2.03
	$1.16	$4.12	$6.80	$8.29

Diluted earnings per share
Continuing operations	$1.10	$4.36	$2.68	$6.22
Discontinued operations	0.06	(0.27)	4.09	2.02
	$1.16	$4.09	$6.77	$8.24

Weighted average shares outstanding
Basic	96.3	100.9	98.9	103.0
Diluted	96.7	101.8	99.2	103.7

Cash dividends declared per share	$0.41	$0.58	$1.89	$2.32

Table 2

Wyndham Destinations
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018		2017	Change	2018	2017	Change
Consolidated Results

Net income attributable to Wyndham Destinations shareholders	$112		$416	(73)%	$672	$854	(21)%
Diluted earnings per share	$1.16		$4.09	(72)%	$6.77	$8.24	(18)%
Income from continuing operations	$106		$444	(76)%	$266	$646	(59)%
Diluted earnings per share from continuing operations	$1.10		$4.36	(75)%	$2.68	$6.22	(57)%

Adjusted Earnings from Continuing Operations
Adjusted EBITDA	$241		$224	8%	$942	$882	7%
Adjusted net income	$123		$100	23%	$466	$365	28%
Adjusted diluted earnings per share	$1.27		$0.99	28%	$4.69	$3.52	33%

Further Adjusted Earnings Metrics (a)
Further adjusted EBITDA	$240		$234	3%	$957	$914	5%
Further adjusted net income	$123		$113	9%	$480	$444	8%
Further adjusted diluted earnings per share	$1.27		$1.11	14%	$4.84	$4.29	13%

Segment Results

Net Revenues
Vacation Ownership	$765		$729	5%	$3,016	$2,881	5%
Exchange & Rentals	191		202	(5)%	918	927	(1)%
Corporate and other	—		—		(3)	(2)
Total	$956		$931	3%	$3,931	$3,806	3%

Adjusted EBITDA
Vacation Ownership	$201		$203	(1)%	$731	$709	3%
Exchange & Rentals	50		46	9%	278	268	4%
Segment Adjusted EBITDA	251		249		1,009	977
Corporate and other	(10)		(25)		(67)	(95)
Total Adjusted EBITDA	$241		$224	8%	$942	$882	7%

Further Adjusted EBITDA
Vacation Ownership	$201		$197	2%	$721	$684	5%
Exchange & Rentals	50		46	9%	278	268	4%
Segment Further Adjusted EBITDA	251		243		999	952
Corporate and other	(11)		(9)		(42)	(38)
Total Further Adjusted EBITDA	$240	—	$234	3%	$957	$914	5%

Further Adjusted EBITDA Margin	25.2%		25.2%		24.4%	24.0%

Key Operating Statistics

Vacation Ownership
Gross VOI sales	$564		$538	5%	$2,271	$2,138	6%
Tours (in thousands)	214		210	2%	904	869	4%
VPG (in dollars)	$2,499		$2,438	3%	$2,392	$2,345	2%
New owner sales mix	33.8%		34.2%		37.6%	35.2%

Exchange & Rentals
Average number of members (in thousands)	3,833		3,796	1%	3,847	3,799	1%
Exchange revenue per member (in dollars)	$152.51		$164.45	(7)%	$171.04	$176.74	(3)%

Table 2
(continued)

Note: Amounts may not add due to rounding. See Table 9 for definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 5.

(a)     Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off. Corporate and other costs reflect the Company’s position as if it were a standalone company during all reported periods.

Table 3

Wyndham Destinations
Operating Statistics

The following operating statistics are the drivers of the Company's revenues and therefore provide an enhanced understanding of the Company's businesses:

	Year	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership (a)
Gross VOI Sales (in millions) (b)	2018	$465	$602	$640	$564	$2,271
	2017	$438	$562	$600	$538	$2,138
	2016	$427	$517	$563	$501	$2,007

Tours (in thousands)	2018	190	241	259	214	904
	2017	176	235	247	210	869
	2016	179	213	230	197	819

VPG	2018	$2,303	$2,411	$2,350	$2,499	$2,392
	2017	$2,354	$2,302	$2,299	$2,438	$2,345
	2016	$2,244	$2,328	$2,320	$2,399	$2,324

Provision for Loan Losses (in millions) (c)	2018	$(92)	$(126)	$(132)	$(106)	$(456)
	2017	$(85)	$(110)	$(123)	$(101)	$(420)
	2016	$(63)	$(90)	$(104)	$(86)	$(342)

Provision for Loan Loss as a Percentage of Gross VOI Sales, net of fee-for-service sales	2018	20.4%	21.4%	20.8%	19.3%	20.5%
	2017	19.6%	19.8%	20.9%	19.3%	20.0%
	2016	15.6%	18.0%	19.0%	17.2%	17.6%

Allowance for Loan Losses (in millions)	2018	$684	$705	$743	$734	$734
	2017	$619	$643	$684	$691	$691
	2016	$570	$585	$619	$621	$621

Gross Vacation Ownership Contract Receivables (in millions)	2018	$3,560	$3,609	$3,732	$3,771	$3,771
	2017	$3,377	$3,435	$3,547	$3,591	$3,591
	2016	$3,270	$3,297	$3,379	$3,398	$3,398

Allowance for Loan Loss as a Percentage of Gross Vacation Ownership Contract Receivables	2018	19.2%	19.5%	19.9%	19.5%	19.5%
	2017	18.3%	18.7%	19.3%	19.2%	19.2%
	2016	17.4%	17.7%	18.3%	18.3%	18.3%

Exchange & Rentals (a)
Average Number of Members (in thousands)	2018	3,852	3,844	3,857	3,833	3,847
	2017	3,817	3,791	3,792	3,796	3,799
	2016	3,841	3,857	3,868	3,843	3,852

Exchange Revenue Per Member	2018	$194.70	$173.05	$163.84	$152.51	$171.04
	2017	$195.84	$174.12	$172.43	$164.45	$176.74
	2016	$193.06	$170.48	$169.18	$157.56	$172.56

Note:    Full year amounts and percentages may not compute due to rounding.
(a)     Includes the impact of acquisitions from the acquisition dates forward.
(b)     Includes Gross VOI sales under the Company's fee-for-service sales. (See Table 6 for a reconciliation of Gross VOI sales to Net VOI sales).
(c)     Represents provision for estimated losses on vacation ownership contract receivables originated during the period, which is recorded as a contra revenue to vacation ownership interest sales on the Consolidated Statements of Income.

Table 4

Wyndham Destinations
Revenue by Reportable Segment
(in millions)

	2018
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$358	$462	$503	$446	$1,769
Consumer Financing	118	120	126	128	491
Property Management Fees and Reimbursable Revenues	164	162	172	168	665
Other Revenues	21	26	19	23	91
Total Vacation Ownership	661	770	820	765	3,016

Exchange & Rentals
Exchange Revenues	188	166	158	146	658
Rental & Other Revenues	58	72	85	45	260
Total Exchange & Rentals	246	238	243	191	918
Total Reportable Segments	$907	$1,008	$1,063	$956	$3,934

	2017
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$350	$446	$466	$422	$1,684
Consumer Financing	111	114	119	120	463
Property Management Fees and Reimbursable Revenues	163	164	160	162	649
Other Revenues	15	21	23	25	85
Total Vacation Ownership	639	745	768	729	2,881

Exchange & Rentals
Exchange Revenues	187	165	163	156	671
Rental & Other Revenues	56	69	85	46	256
Total Exchange & Rentals	243	234	248	202	927
Total Reportable Segments	$882	$979	$1,016	$931	$3,808

	2016
	Q1	Q2	Q3	Q4	Full Year
Vacation Ownership
Net VOI Sales	$341	$407	$439	$414	$1,601
Consumer Financing	107	108	112	113	440
Property Management Fees and Reimbursable Revenues	153	151	160	159	623
Other Revenues	33	34	29	14	110
Total Vacation Ownership	634	700	740	700	2,774

Exchange & Rentals
Exchange Revenues	185	164	164	151	665
Rental & Other Revenues	58	67	83	45	251
Total Exchange & Rentals	243	231	247	196	916
Total Reportable Segments	$877	$931	$987	$896	$3,690

Note:     Full year amounts may not add across due to rounding.

Table 5

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Net Income to Adjusted EBITDA to Further Adjusted EBITDA
to Further Adjusted Net Income From Continuing Operations
(in millions, except diluted per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Net Income attributable to Wyndham Destinations shareholders	$112	$1.16	$416	$4.09	$672	$6.77	$854	$8.24
Income on disposal of discontinued operations, net of income taxes	4		—		456		—
Income (loss) from discontinued operations, net of income taxes	2		(28)		(50)		209
Net income attributable to noncontrolling interest	—		—		—		(1)
Income from continuing operations	$106	$1.10	$444	$4.36	$266	$2.68	$646	$6.22
Restructuring costs	16		—		16		14
Separation-related	25		10		223		26
Long-term incentive awards	—		6		—		6
Legacy items	1		—		1		(6)
Amortization of acquired intangibles (a)	3		3		12		11
Debt modification costs in interest expense (b)	—		—		3		—
Impairments	—		65		(4)		205
Acquisition-related deal costs	—		—		—		(13)
Value-added tax refund	—		—		(16)		—
Income taxes (c)	(28)		(428)		(36)		(525)
Adjusted net income from continuing operations	$123	$1.27	$100	$0.99	$466	$4.69	$365	$3.52
Income taxes on adjusted net income	46		40		166		197
Stock-based compensation expense (d)	3		11		23		47
Depreciation (a)	30		33		126		125
Interest expense (b)	41		42		167		155
Interest income	(2)		(2)		(5)		(6)
Adjusted EBITDA	$241		$224		$942		$882
Separation adjustments (e)	—		(6)		(10)		(25)
Corporate and other costs (f)	(1)		16		25		57
Further adjusted EBITDA	$240		$234		$957		$914
Depreciation (a) (g)	(30)		(29)		(121)		(110)
Interest expense (h)	(40)		(41)		(164)		(166)
Interest income	2		1		5		6
Stock-based compensation (d)	(3)		(10)		(18)		(35)
Further adjusted taxes (i)	(46)		(42)		(179)		(164)

Further adjusted net income from continuing operations	$123	$1.27	$113	$1.11	$480	$4.84	$444	$4.29

Diluted Shares Outstanding	96.7		101.8		99.2		103.7

Amounts may not add due to rounding. The table above reconciles certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income from continuing operations and adjusted diluted EPS from continuing operations to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Table 5
(continued)

The Company is also presenting non-GAAP results on a further adjusted basis as if the spin-off of its hotel business and the sale of its European vacation rentals business had occurred for all periods presented. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

(a)    Amortization of acquisition-related assets is excluded from adjusted net income from continuing operations, adjusted
EBITDA, further adjusted EBITDA and further adjusted net income from continuing operations.
(b)    Debt modification costs in interest expense are excluded from adjusted net income from continuing operations, adjusted
EBITDA, further adjusted EBITDA and further adjusted net income from continuing operations.
(c)     In the twelve months ended December 31, 2018, amounts represent the tax effect of the adjustments partially offset by
$27 million of non-cash state tax expense incurred by the Company in connection with the separation of the hotel business and $13 million of primarily non-cash tax expense from certain internal restructurings associated with the sale of its European vacation rentals business. In the twelve months ended December 31, 2017 amounts represent the tax effect of the adjustments and an estimated one-time non-cash tax benefit of $407 million resulting from the enactment of the Tax Cuts and Jobs Act.
(d)     Stock-based compensation is excluded from further adjusted EBITDA but included as a reduction to further adjusted net income from continuing operations.
(e)     Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off.
(f)    Corporate and other costs reflect the Company’s position as if the spin-off of its hotel business and the sale of its
European vacation rentals business had occurred for all reported periods.
(g)    Includes depreciation related to retained Wyndham Destinations' corporate assets.
(h)    Interest expense was calculated based on $2.9 billion of outstanding debt, excluding non-recourse vacation ownership debt, and a non-investment-grade rating, resulting in higher interest rates for select tranches of notes.
(i)    For comparative purposes this assumes a stabilized effective tax rate of 27% in all quarters prior to the spin-off, which occurred in the second quarter of 2018. The rate used for 2017 reflects the benefit of the tax rate reduction resulting from the U.S. Tax Cuts and Jobs Act.

Table 6

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Gross VOI Sales
(in millions)

The Company believes gross VOI sales provide an enhanced understanding of the performance of its vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

The following table provides a reconciliation of Gross VOI sales (see Table 3) to Net VOI sales (see Table 4):

Year
2018	Q1	Q2	Q3	Q4	Full Year

Gross VOI sales	$465	$602	$640	$564	$2,271
Less: Sales under fee-for-service	(15)	(14)	(5)	(12)	(46)
Gross VOI sales, net of fee-for-service sales	450	588	635	552	2,225
Less: Loan loss provision	(92)	(126)	(132)	(106)	(456)
Net VOI sales	$358	$462	$503	$446	$1,769

2017

Gross VOI sales	$438	$562	$600	$538	$2,138
Less: Sales under fee-for-service	(3)	(5)	(11)	(15)	(34)
Gross VOI sales, net of fee-for-service sales	435	557	589	523	2,104
Less: Loan loss provision	(85)	(111)	(123)	(101)	(420)
Net VOI sales	$350	$446	$466	$422	$1,684

2016

Gross VOI sales	$427	$517	$563	$501	$2,007
Less: Sales under fee-for-service	(23)	(20)	(20)	(1)	(64)
Gross VOI sales, net of fee-for-service sales	404	497	543	500	1,943
Less: Loan loss provision	(63)	(90)	(104)	(86)	(342)
Net VOI sales	$341	$407	$439	$414	$1,601

The following includes primarily tele-sales upgrades and other non-tour revenues, which are excluded from Gross VOI sales in the Company's VPG calculation (see Table 3):

Non-tour revenues	Q1	Q2	Q3	Q4	Full Year

2018	$28	$21	$31	$29	$108
2017	$24	$20	$32	$26	$102
2016	$24	$23	$30	$29	$105

Note: Amounts may not add due to rounding.

Table 7

Wyndham Destinations
Non-GAAP Measure: Reconciliation of Free Cash Flows and Further Adjusted Free Cash Flows
(in millions)

	Twelve Months Ended December 31,
	2018	2017

Net cash provided by operating activities	$292	$500
Property and equipment additions	(99)	(107)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	264	(51)
Free cash flow from continuing operations	$457	$342
Corporate and other costs (a)	(2)	144
Separation adjustments	125	14

Further adjusted free cash flow from continuing operations	$580	$500

(a) Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off including corporate costs that reflect the Company’s position as if the spin-off had occurred for all periods presented.

Table 8

Wyndham Destinations
2019 Guidance
(in millions, except per share amounts)

	2019 Guidance		2018A (d)	Year-over-Year Growth at
	Low	High		Midpoint

Net Revenues
Vacation Ownership	$3,199	$3,279	$3,016	7%
Exchange & Rentals	920	940	918	1%
Corporate and other	1	1	(3)
Total	$4,120	$4,220	$3,931	6%

Adjusted EBITDA	$995	$1,015	$942	7%
Separation adjustments (a)	—	—	(10)
Corporate and other costs (b)	—	—	25
Further adjusted EBITDA	$995	$1,015	$957	5%
Stock-based compensation	(18)	(16)	(18)
Depreciation and amortization (c)	(121)	(118)	(121)
Net interest expense	(171)	(169)	(159)
Adjusted pre-tax income (d)	$685	$712	$659	6%
Adjusted taxes (e)	(192)	(199)	(179)
Adjusted net income from continuing operations (d)	$493	$513	$480	5%

Weighted average diluted shares outstanding	95.8	95.8	99.2
Adjusted diluted earnings per share (d)	$5.15	$5.35	$4.84	8%

Note: Amounts may not add due to rounding. The Company is providing guidance for net income, EBITDA and diluted EPS only on a non-GAAP adjusted basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments or other potential adjustments that may arise in the future. Unavailable reconciling items could significantly impact the Company’s financial results. Definitions are included in Table 9.

(a)    Includes incremental license fees paid to Wyndham Hotels & Resorts and other changes being effected in conjunction with the spin-off.
(b)    Represents the difference between corporate costs incurred and those expected to be incurred following the spin-off and transition period.
(c)    Excludes amortization of acquisition-related intangible assets. Includes expected depreciation related to retained Wyndham
Destinations' corporate assets.
(d)    2018 is further adjusted to reflect results as if Wyndham Hotels & Resorts were separated from Wyndham Destinations and the sale of the European rentals business was completed for all periods.
(e)    2019 guidance assumes a stabilized effective tax rate of 28%.

	2019 Guidance		2018A	Adjusted EBITDA Impact of
Full-Year Drivers	Low	High		100 bps Change (a)

Vacation Ownership
Tours	5%	7%	4%	$7.0
VPG	1%	3%	2%	$10.0

Exchange & Rentals
Average number of members	—%	2%	1%	$4.5
Exchange revenue per member	(2%)	—%	(3%)	$6.5

(a)    Sensitivities for revenue drivers are based on average systemwide trends. Operating circumstances including but not limited to brand mix, product mix, geographical concentration or market segment result in variability, which may change the impact.

Table 9

Definitions

Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, transaction costs and impairments, and items that meet the conditions of unusual and/or infrequent. We believe that Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Further adjusted earnings measures: A non-GAAP measure, defined by the Company to exclude certain items including impairment charges, restructuring and other related charges, transaction-related items, contract termination costs and other significant charges which in the Company's view does not reflect ongoing performance. Further adjusted earnings measures adjust for license fees, credit card income and corporate expense to reflect the performance of the Company as if it were separated from Wyndham Hotels & Resorts during all reported periods. All further adjusted earnings measures are reported from continuing operations, unless otherwise noted. Wyndham Destinations believes that these measures are useful to investors as supplemental measures in evaluating the aggregate performance of the Company. A full reconciliation of non-GAAP measures to GAAP are included in Table 5.

Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.

Volume Per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel.

Average Number of Members: Represents members in our vacation exchange programs who paid annual membership dues as of the end of the period or who are within the allowed grace period. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with the Company's vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related services and products.

Exchange Revenue Per Member: Represents total annualized revenues generated from fees associated with memberships, exchange transactions, member-related rentals and other servicing for the period divided by the average number of vacation exchange members during the period.

Free Cash Flow (FCF): A non-GAAP measure, defined by the Company as net cash provided by operating activities less property and equipment additions which the Company also refers to as capital expenditures and less the sum of proceeds and principal payments of non-recourse vacation ownership debt. The Company believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions, development advances and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measures of net cash provided by operating activities as a means for evaluating Wyndham Destinations is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Further Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities less property and equipment additions which the Company also refers to as capital expenditures and less the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back corporate and other costs and separation adjustments, associated with the spin-off, to reflect the performance of the Company as if it were separated from Wyndham Hotels & Resorts during all reported periods. Refer to Table 7 for a reconciliation of net cash provided by operating activities to Further Adjusted Free Cash Flow.

Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.

Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA.